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                                                                   EXHIBIT 10.22

                                                                  EXECUTION COPY

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                           SECOND AMENDED AND RESTATED

                       SHAREHOLDERS' AND VOTING AGREEMENT

                                  by and among

                            AMERICASDOCTOR.COM. INC.,

                         MEDICAL ADVISORY SYSTEMS, INC.,

                        PREMIER RESEARCH WORLDWIDE, LTD.,

                    TULLIS-DICKERSON CAPITAL FOCUS II, L.P.,
                          TD ORIGEN CAPITAL FUND, L.P.,
                         TD JAVELIN CAPITAL FUND, L.P.,
                     GE CAPITAL EQUITY INVESTMENTS, INC. and

                                  SCOTT RIFKIN

                            Dated as of June 1, 1999

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                           SECOND AMENDED AND RESTATED
                       SHAREHOLDERS' AND VOTING AGREEMENT

      THIS SECOND AMENDED AND RESTATED SHAREHOLDERS' AND VOTING AGREEMENT is made as of June 1, 1999 by and among AMERICASDOCTOR.COM. INC., a Delaware corporation whose principal place of business is located at 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117 (the "Company"), MEDICAL ADVISORY SYSTEMS, INC., a Delaware corporation whose principal place of business is located at 8050 Southern Maryland Boulevard, Owings, MD 20736 ("MAS"), PREMIER RESEARCH WORLDWIDE, LTD. a Delaware corporation whose principal place of business is located at 30 South 17th Street, Philadelphia, PA 19103 ("PRWW"), TULLIS-DICKERSON CAPITAL FOCUS II, L.P., a Delaware limited partnership whose principal place of business is located at One Greenwich Plaza, Third Floor, Greenwich, CT 06830 ("TD Capital"), TD ORIGEN CAPITAL FUND, L.P., a Delaware limited partnership whose principal place of business is located at 150 Washington Avenue, Suite 201, Santa Fe, New Mexico 87501 ("TD Origen"), TD JAVELIN CAPITAL FUND, L.P., a Delaware limited partnership whose principal place of business is located at 2850 Cahaba Road, Suite 240, Birmingham, Alabama 94025 ("Javelin" and collectively with TD Capital and TD Origen, the "Preferred A Shareholders"), GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation whose principal place of business is located at 120 Long Ridge Road, Stamford, CT 06927 ("GE"), and SCOTT RIFKIN, an individual, whose residence is located at 11 Aston Court, Owings Mills, MD 21117 ("Rifkin").

                                   WITNESSETH:

      WHEREAS, on July 2, 1998, MAS and PRWW each purchased 50,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to that certain Stock Purchase Agreement dated as of July 2, 1998 and, in connection therewith, entered into with the Company and Rifkin that certain Shareholders' and Voting Agreement (the "Old Shareholders' Agreement");

      WHEREAS, on October 30, 1998, MAS purchased 40,000 shares of Common Stock at $25 per share;

      WHEREAS, on February 1, 1999, the Preferred A Shareholders purchased 133,333 shares of Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Stock") and a warrant to purchase a number of shares of Common Stock of the Company pursuant to that certain Securities Purchase Agreement dated as of February 1, 1999 (the "Series A Securities Purchase Agreement") and, in connection therewith, entered into with the Company, MAS, PRWW and Rifkin that certain Amended and Restated Shareholders' and Voting Agreement (the "Restated Shareholders' Agreement");

      WHEREAS, as of the date hereof, GE and TD Capital (in their capacity as holders of the Series B Stock (as defined below), together with TD Origen and Javelin if they purchase shares of Series B Stock, the "Preferred B Shareholders" and, collectively with the Preferred A


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Shareholders, the "Preferred Shareholders") are purchasing 113,327 shares of
Series B Redeemable Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series B Stock") and warrants to purchase a number of shares of Common Stock and/or Preferred Stock of the Company pursuant to that certain Securities Purchase Agreement dated as of the date hereof (the "Series B Securities Purchase Agreement").

      WHEREAS, as one of the founders and member and Chairman of the Board of the Company, Rifkin has been issued, and currently owns, 83,419 shares of Common Stock of the Company;

      WHEREAS, pursuant to that certain Stockholders' Voting Agreement dated as of June 30, 1998 among Rifkin and certain holders of Common Stock (the "Voting Agreement"), Rifkin has a power-of-attorney, including voting rights, with respect to not less than 35,000 shares of Common Stock of the Company for a period of five (5) years from July 2, 1998; and

      WHEREAS, each of the Shareholders wishes to supersede the Restated Shareholders' Agreement with this Agreement and to provide, with respect to any Stock now owned or hereafter acquired by them, as provided herein;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

      SECTION 1. Definitions.

      As used herein, the following terms shall have the following meanings:

      "Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such Person, or the spouse thereof.

      "Agreement" means this Second Amended and Restated Shareholders' and Voting Agreement as it may be amended, restated or modified from time to time.

      "Board" has the meaning assigned to it in Section 3.1 (a).

      "By-laws" means the By-laws of the Company as in effect on the date hereof, as they may be amended from time to time hereafter.

      "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on February 1, 1999, as amended by any Certificates of Designation adopted by the Board of Directors from time to time.


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      "Change in Control" shall mean, with respect to the Company, the earlier to occur of the following: (i) a liquidating distribution to the Company' shareholders (or similar event); (ii) a contribution, consolidation or merger where a majority of the members of the Board of Directors after such contribution, consolidation or merger were not members of the Board of Directors three months prior to such contribution, consolidation or merger; and (iii) any sale, exchange or other disposition of all, or substantially all, of the Company's assets.

      "Closing" has the meaning assigned to it in Section 5(d).

      "Closing Date" has the meaning assigned to it in Section 5(d).

      "Code" has the meaning assigned to it in Section 5(a).

      "Common Stock" means the Common Stock, par value $.01 per share, of the Company and any equity securities issued or issuable with respect to the Common Stock in connection with a reclassification, split or combination of shares.

      "Common Stock Equivalents" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock, including without limitation the Series A Stock and Series B Stock and the warrants issued under the Series A Securities Purchase Agreement and Series B Securities Purchase Agreement.

      "Company" has the meaning assigned to it in the Preamble.

      "Company Acceptance Period" has the meaning assigned to it in Section
6(b).

      "Compensation Committee" has the meaning assigned to it in Section 3.2.

      "Disability" (with respect to a Management Shareholder) shall have the meaning set forth in such Management Shareholder's employment agreement with the Company, and if no such agreement exists, as determined by the Board in the exercise of its reasonable discretion.

      "Disabled Shareholder" has the meaning assigned to it in Section 5(b).

      "Effective Date" means June 1, 1999.

      "Excluded Securities" means (i) warrants issued to The Wyndhurst Capital Group, LLC ("Wyndhurst") exercisable at a nominal price for a number of shares of Common Stock equal to 3/8ths of 1% of the increase in the number of the Company's total shares of Common Stock and Common Stock Equivalents outstanding after any financing for every $1 million raised by Wyndhurst, up to a maximum of $10 million (including amounts payable with respect to the purchase evidenced by the Series A Securities Purchase Agreement and Series B Securities Purchase Agreement), (ii) options or warrants issued by the Company to officers, directors or employees of, or consultants to, the Company for up to 190,000 shares of Common Stock pursuant to any stock option, incentive, bonus or compensation program previously or hereafter approved by the compensation committee of the Board of Directors, (iii) options or warrants issued by the Company to officers, directors or employees of, or consultants to, the Company pursuant to any additional stock option, incentive, bonus or compensation program approved by the compensation committee of the Board of Directors, including the directors appointed by the Preferred Shareholders, (iv) shares issued by way of dividend or other distribution on shares of Series A Stock or Series B Stock, (v) shares of Series A Stock or Series B Stock authorized as of the date of this Agreement; provided that, in the case of MAS only, Excluded Securities shall not include the Series B Stock issuable upon exercise of warrants to purchase Series B Stock, (vi) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents outstanding as of the date hereof or shares of Series B Stock, (vii) shares issued to Scott M. Rifkin for up to 100,000 shares of Common Stock issued pursuant to a stock option, incentive, bonus or compensation program previously or hereafter approved by the Board of Directors or the compensation committee of the Board of Directors, (viii) shares issued in connection with mergers or acquisitions approved by the Board and (ix) shares issued in amounts less than $1 million in any single transaction where the per share purchase price of the shares issued (on an as converted basis) is not less than the conversion price of the shares issued (on an as converted basis) of the Series B Stock, provided that the aggregate amount of all such transactions shall not exceed $2.5 million.

      "Fair Market Value" means the fair market value as determined (unless expressly otherwise provided herein) by mutual agreement between the Company and the Transferring Shareholder(s) (collectively, the "Selling Party") and if the Company and Selling Party are unable to agree, then as determined by an outside third party familiar with transactions of this nature selected by the mutual agreement of the Company and the Selling Party. The Selling Party (and its designees to the Board of Directors) shall abstain from participating in any decisions to be made by the Company pursuant to this definition.

      "First Offer Percentage" means, as to each Offered Shareholder, the quotient obtained (expressed as a percentage) by dividing (i) the number of shares of Common Stock owned by such Offered Shareholder and shares of Common Stock issuable to such Offered Shareholder upon the conversion of such Offered Shareholder's Common Stock Equivalents on the first day of the Shareholder Acceptance Period by (ii) the aggregate number of shares of Common Stock owned and shares of Common Stock issuable upon the conversion of Common Stock Equivalents on the first day of the Shareholder Acceptance Period by all Offered Shareholders who exercise their option to purchase Subject Stock.

      "First Offer Shares" has the meaning assigned to it in Section 6(c).

      "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

      "GE" has the meaning assigned to it in the Preamble.

      "GE Threshold" has the meaning assigned to it in Section 3.1(a)(iv).


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      "Investment Shareholder" shall mean, collectively, MAS, the Preferred
Shareholders and, so long as Joel Morganroth is the PRWW Director hereunder, PRWW.

      "IPO" means the initial underwritten offering pursuant to which Common Stock becomes registered under the Securities Act of 1933, as amended or Section 12 of the Securities Exchange Act of 1934, as amended.

      "Issuance" has the meaning assigned to it in Section 8.

      "Issuance Acceptance Period" has the meaning assigned to it in Section
8(a).

      "Issuance Notice" has the meaning assigned to it in Section 8(a).

      "Issuance Offer" has the meaning assigned to it in Section 8(a).

      "Issuance Period" has the meaning assigned to it in Section 8(b).

      "Issuance Stock" has the meaning assigned to it in Section 8(a).

      "Issue" has the meaning assigned to it in Section 8.

      "Major Shareholder" means any of the Senior Management Shareholders or any other Shareholder who owns, directly or indirectly, at least 5% of the outstanding Common Stock (calculated as if all Common Stock Equivalents had been converted, exchanged or exercised) at the time of determination.

      "Management Shareholder" means each Senior Management Shareholder, person holding the office of Vice President and above, and each other individual who has been identified by the Executive Committee as a member of the Company's executive management team and to whom Stock has been issued by the Company.

      "MAS" has the meaning assigned to it in the Preamble.

      "MAS Director" has the meaning assigned to it in Section 3.1(a)(i).

      "MAS Threshold" has the meaning assigned to it in Section 3.1(a)(i).

      "Note" has the meaning assigned to it in Section 5(d).

      "Offer" has the meaning assigned to it in Section 6(a).

      "Offer Notice" has the meaning assigned to it in Section 6(a).

      "Offered Shareholders" has the meaning assigned to it in Section 6(a).


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      "Oversubscribed Shareholder" has the meaning assigned to it in Section
6(c).

      "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

      "Preferred A Shareholder Director" has the meaning assigned to it in
Section 3.1(a)(iii).

      "Preferred A Shareholder Threshold" has the meaning assigned to it in
Section 3.1(a)(iii).

      "Preferred B Shareholder Director" has the meaning assigned to it in
Section 3.1(a)(iv).

      "PRWW" has the meaning assigned to it in the Preamble.

      "PRWW Director" has the meaning assigned to it in Section 3.1(a)(i).

      "PRWW Threshold" has the meaning assigned to it in Section 3.1(a)(i).

      "Public Sale" means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act.

      "Qualified IPO" means a bona fide, firm commitment, underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act (i) at a before the money market capitalization of not less than $75,000,000 and (ii) an offering of not less than $15,000,000.

      "Remaining Shares" has the meaning assigned to it in Section 6(c).

      "Rifkin" has the meaning assigned to it in the Preamble.

      "Rifkin Director" has the meaning assigned to it in Section 3.1(a)(v).

      "Rifkin Threshold" has the meaning assigned to it in Section 3.1(a)(v).

      "Sale Period" has the meaning assigned to it in Section 6(d).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" has the meaning assigned to it in Section 7.

      "Senior Management Shareholder" means any of Scott Rifkin, Allan Sanders, Laura Gill and Jeffrey Lefko.

      "Shareholder Acceptance Period" has the meaning assigned to it in Section 6(c).


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      "Shareholder" means each of the parties to this Agreement (other than the
Company), each of the Management Shareholders, Wyndhurst, and any other subsequent holders of Stock who become bound by the terms of this Agreement.

      "Stock" means (i) any shares of Common Stock and (ii) any Common Stock Equivalents, in each case, whether owned on the date hereof or acquired hereafter.

      "Subject Stock" has the meaning assigned to it in Section 6(a).

      "Subsidiary" means with respect to any Person, (i) any corporation, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity are at the time owned by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

      "Tag-Along Seller" has the meaning assigned to it in Section 7.

      "Terminated Manager's Stock" has the meaning assigned to it in Section
5(a).

      "Terminated Senior Manager" has the meaning assigned to it in Section
5(b).

      "Transfer" as to any Stock, means to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.

      "Voting Shares" means any securities of the Company the holders of which are entitled to vote for one or more members of the Board.

      "Voting Agreement" has the meaning assigned to it in the Preamble.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of names and pronouns shall include the plural and vice-versa.

      SECTION 2. Methodology for Calculations.

      For purposes of this Agreement, the Transfer of a Common Stock Equivalent shall be treated as the Transfer of the shares of Common Stock into which such Common Stock Equivalent can be converted, exchanged or exercised. Except as otherwise provided in this Agreement, for purposes of calculating (i) the amount of outstanding Stock or Common Stock as of any date, (ii) the amount of Stock or Common Stock owned by a Person hereunder and (iii) related percentages, Common Stock Equivalents shall be treated as having been converted, exchanged or exercised. Notwithstanding the foregoing, the warrants issued under the Securities Purchase Agreement or the Series A Securities Purchase Agreement shall not be treated as having been converted, exchanged or exercised unless the number of shares for which such


                                      -7-
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warrants are exercisable has then been fixed.

      SECTION 3. Corporate Governance.

            3.1. Composition of the Board.

            (a) The Board of Directors of the Company (the "Board") shall be comprised of nine (9) members:

            (i) So long as MAS holds 2.0% or more of the Common Stock (the "MAS Threshold"), MAS shall have the right to designate one (1) person to serve as a member of the Board (an "MAS Director");

            (ii) So long as PRWW holds 2.0% or more of the Common Stock (the "PRWW Threshold"), PRWW shall have the right to designate one (1) person to serve as a member of the Board (a "PRWW Director");

            (iii) So long as the Preferred A Shareholders hold 2.0% or more of the Common Stock (the "Preferred A Shareholder Threshold"), the Preferred A Shareholders shall have the right to designate one (1) person to serve as a member of the Board as provided in the Certificate of Incorporation (a "Preferred A Shareholder Director");

            (iv) So long as GE holds 2.0% or more of the Common Stock (the "GE Threshold"), GE shall have the right to designate one (1) person to serve as a member of the Board as the representative of the Preferred B Shareholders as provided in the Certificate of Incorporation (a "Preferred B Shareholder Director");

            (v) Until July 2, 2000, Rifkin shall be a member of and shall serve as Chairman of the Board and shall have the right to designate four (4) additional persons to serve as members of the Board, including two directors who are independent and are reasonably satisfactory to the Preferred A Shareholders and the Preferred B Shareholders, each voting as a separate class (each, a "Rifkin Director"), except if during this period Rifkin becomes deceased or:

            (a) in his capacity as either an employee or director of the Company, engages in conduct which is grossly negligent, unprofessional, unethical, immoral, fraudulent or detrimental to the reputation of the Company, which conduct results in a material detriment to the Company;

            (b) is convicted of a felony or any crime involving dishonesty or theft;

            (c) becomes disabled and unable to perform his duties to the Company for (i) a period of 120 consecutive days or (ii) 180 days during any 12-month period; or


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            (d)   a failure of the Company to have accomplished any of the
                  following (i.e., if the Company shall have achieved any one of the following, no "failure" shall have occurred):

                  (i) gross revenues of $5 million for the six month period ended December 31, 1999, or

                  (ii) prior to December 31, 1999, having sold shares of its Common Stock pursuant to an effective registration statement under the Securities Act at a before the money market capitalization of not less than $100 million, or

                  (iii) prior to December 31, 1999, having sold the Company
                        (whether by sale of all or substantially all of the Company's assets, sale of all of the Company's stock, or by merger or consolidation) where the gross proceeds to the Company or the shareholders, as the case may be, is not less than $100 million;

thereafter, so long as Rifkin holds 2.0% or more of the Common Stock (the "Rifkin Threshold"), Rifkin shall have the right to designate at least one (1) person to serve as member of the Board.

            (b) Notwithstanding anything to the contrary in this Section 3.1(a) and Section 3.1(c), from and after the date on which PRWW, MAS, the Preferred A Shareholders or GE Transfer any Stock, such transferring Shareholder shall no longer be entitled to designate a director to be elected as a member of the Board and the Shareholders shall not be required to vote for such transferring Shareholder's director.

            (c) Subject to Section 3.1(b), the Company and the Shareholders shall each use their best efforts to cause the MAS Director, the PRWW Director, the Rifkin Director, the Preferred A Shareholder Director and the Preferred B Shareholder Director to be elected to, and to be maintained as a member of, the Board (including (i) in the case of the Company, recommending to the shareholders of the Company the election of such directors to the Board and opposing any proposal to remove any of such directors at each meeting of the shareholders of the Company at which the election or removal of members of the Board is on the agenda and (ii) in the case of the Shareholders, voting all of their Voting Shares in favor of such directors, and voting such shares against any person opposing such directors), and shall take no action that would diminish the prospects of such directors being elected to the Board or increase the prospects of such directors being removed from the Board.

            (d) In all other cases, subject to the rights of the holders of Series B Stock under Section 9 of Article Fourth, paragraph (b) of the Certificate of Incorporation, the holders of a majority of the outstanding shares of Common Stock, Series A Stock and Series B Stock, voting together as a single class, shall have the right to elect the members of the Board.


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            3.2. Committees.

            (a) The Board shall designate a four member Compensation Committee consisting of one (1) Preferred A Shareholder representative, one (1) GE representative, one (1) Rifkin designee who shall not be a member of management or otherwise an Affiliate of the Company (it being understood that Lewis Goodman and Wyndhurst are not members of management nor an affiliate of the Company and will be considered disinterested persons so long as Wyndhurst's compensation is determined by the members of the Compensation Committee (other than Lewis Goodman) and Joel Morganroth as the one (1) PRWW designee. The Compensation Committee shall determine issues relating to the compensation of employees of the Company, including the distribution of employee stock options. In the event that the Compensation Committee cannot agree on a matter properly before the Compensation Committee, the Compensation Committee shall then consult with an outside third party familiar with transactions of a similar nature, selected by the mutual agreement of the Preferred A Shareholder representative, the GE representative and the Rifkin designee then serving on the Compensation Committee, to determine the issue. Notwithstanding the foregoing, in the event of a Transfer of any Stock by PRWW, the Preferred A Shareholders or GE, such Transferring Shareholder shall no longer be entitled to designate a member of the Compensation Committee and the remaining members of the Compensation Committee shall fill such position by mutual agreement.

            (b) If an audit and/or executive committee of the Board is established, until GE has Transferred any shares of the Company held by it (other than Transfers to Affiliates), each such committee shall include one (1) GE representative.

            3.3. Vacancies: Removal.

            (a) Vacancies. If any director designated as such pursuant to the provisions of Sections 3.1 or 3.2 shall cease to serve as a director of the Company or any Subsidiary for any reason, the vacancy resulting thereby shall be filled by another person designated in accordance with the provisions of Section
3.1 or Section 3.2, as applicable, and the Certificate of Incorporation.

            (b) Removal. No director shall be removed from office without the consent of the Shareholders entitled to designate such director so long as such Shareholder is entitled to designate such director.

            3.4. Directors' Indemnification.

            (a) The Company shall obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors' and officers' liability insurance covering each member of the Board in an amount of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.

            (b) The Certificate of Incorporation, By-laws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board and each committee thereof, and the members of the boards of directors or other similar managing bodies of each of the Company's Subsidiaries and such other persons, if any, who, pursuant to a provision of such Certificate of Incorporation, By-laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board and each committee thereof, or the boards of directors or other similar managing bodies of each of the Company's Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board or any committee thereof, or any member of the boards of directors or other similar managing bodies of any of the Company's Subsidiaries, until at least one (1) year following the last to occur of the following: (i) the date that MAS is no longer entitled to designate a MAS Director; (ii) the date that PRWW is no longer entitled to designate a PRWW Director; (iii) the date that Rifkin is no longer entitled to designate or nominate any Rifkin Director; (iv) the date that the Preferred A Shareholders are no longer entitled to designate a Preferred A Shareholder Director; and (v) the date that the Preferred B Shareholders are no longer entitled to designate a Preferred B Shareholder Director.

            3.5. Irrevocable Proxy.

            In order to secure each Shareholder's obligation to vote his Voting Shares in accordance with the provisions of this Section 3 pursuant to which MAS, PRWW, the Preferred Shareholders and Rifkin have rights hereunder, each Shareholder hereby irrevocably appoints MAS, PRWW, the Preferred Shareholders and Rifkin jointly as his, her, its or their true and lawful proxies and attorneys-in-fact, with full power of substitution, to vote all of his Voting Shares of the Company for the election of each MAS, PRWW, the Preferred Shareholders and Rifkin Director(s) as a member of the Board and to take all such other actions as are necessary to enforce the rights of MAS, PRWW, the Preferred Shareholders and Rifkin under this Section 3. Such irrevocable proxies shall become effective and MAS, PRWW, the Preferred Shareholders and Rifkin may exercise the irrevocable proxies jointly granted to them hereunder at any time any Shareholder fails to comply with any provision of this Agreement granting MAS, PRWW, the Preferred Shareholders and Rifkin rights under this Section 3. The proxies and powers granted by each Shareholder pursuant to this Section 3.5 are coupled with an interest and are given to secure the performance of the Shareholders' obligations to MAS, PRWW, the Preferred Shareholders and Rifkin under this Section 3. Such proxies and powers shall survive the death, incompetence and disability of each Shareholder. Such proxies and powers will be effective with respect to each such Director until the MAS, PRWW, the Preferred Shareholders and Rifkin, whichever is applicable, no longer owns at least the MAS, PRWW, the Preferred A Shareholder, the GE or Rifkin Threshold, as the case may be, at which time such proxies and powers shall terminate with respect to such party.

            3.6. Expenses.

            The Company shall pay the reasonable out-of-pocket expenses incurred by each Director of MAS, PRWW, Rifkin, the Preferred A Shareholders and the Preferred B Shareholders, and any representative of the foregoing, in connection with performing his or her duties, including without limitation the reasonable out-of-pocket expenses incurred by such person attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

            3.7. Cooperation.

            (a) Each Shareholder shall vote all of its Voting Shares and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within his control (including, without limitation, calling special Board and shareholder meetings and voting to remove members of the Board, as applicable), to effectuate the provisions of this
Section 3.

            (b) Each Shareholder agrees to take all actions required to effectuate the provisions of Section 6.10 of the Series B Securities Purchase Agreement by voting its respective Stock in favor of (i) an increase in the number of directors on the Board to accommodate the Additional Director (as defined in the aforesaid Section 6.10) and to elect the Additional Director in accordance with Section 6.10 of the Series B Securities Purchase Agreement, and
(ii) the redemption of the Series B Stock and any and all actions ancillary thereto in accordance with Section 6.10 of the Series B Securities Purchase Agreement.

      SECTION 4. Restrictions on Transfers of Stock.

            (a) Except the Investment Shareholders, no Shareholder shall Transfer any Stock, whether owned on the date hereof or acquired hereafter, without first, if applicable, complying with the provisions of Section 6 hereof and then, in each case as applicable, complying with the provisions of Section 7 hereof. Prior to the date which is 90 days after the date hereof, no Investment Shareholder shall Transfer any Stock, whether owned on the date hereof or acquired hereafter, without first, if applicable, complying with the provisions of Section 6 hereof and then, in each case as applicable, complying with the provisions of Section 7 hereof. In the event that, on or after the date that is 90 days after the date hereof, an Investment Shareholder Transfers any Stock, such Investment Shareholder shall lose its rights to elect a director under
Section 3.1(a)(i), (ii) or (iii), as applicable, and the right to designate a member of the Compensation Committee of the Board under Section 3.2. Notwithstanding any other provision hereof, no Management Shareholder or Wyndhurst may Transfer any Stock for so long as such Management Shareholder is a director, officer or employee of the Company or, in the case of Wyndhurst, for so long as Wyndhurst is a consultant under contract to the Company or has a representative who is a member of the Board, except that (i) a Management Shareholder or

Wyndhurst may Transfer Stock in connection with the bona fide merger of the Company or bona fide sale of all or substantially all of the assets or equity securities of the Company, and (ii) a Management Shareholder or Wyndhurst may Transfer Stock as set forth in Section 5. Except with respect to Transfers of Stock by Management Shareholders and Wyndhurst described in Section 5, each Management Shareholder and Wyndhurst shall, prior to any Transfer of Stock permitted by this Section 4, comply with the provisions of Sections 6 and 7 hereof, in each case as applicable, provided, however, that nothing in this Agreement (including the prior sentence) shall prevent or restrict any Senior Management Shareholder or Wyndhurst from transferring Stock to its respective Affiliate, family trust or family partnership or up to fifteen percent (15%) of its Stock to a recognized charitable organization.

            (b) Except in connection with a Public Sale, any Transferee of Stock (including any Transferee that is an Affiliate of a Transferor) who is not a Shareholder shall upon consummation of, and as a condition to, such Transfer execute and deliver to the Company (which the Company shall then deliver to all other Shareholders) an agreement pursuant to which it agrees to be bound by the terms of this Agreement for the benefit of the parties hereto and such Transferee shall thereafter be deemed to be a Shareholder for all purposes of this Agreement.

            (c) Any Transfer or attempted Transfer of Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Stock as the owner of such Stock for any purpose.

      SECTION 5. Management Shareholders.

      (a) Termination of Employment of Management Shareholders other than Scott Rifkin.

                  (i) Termination Without Cause; Death; Disability. If the employment of a Management Shareholder other than Scott Rifkin is terminated without "cause" as contemplated in such Management Shareholder's employment agreement, then the remaining Management Shareholders shall have the option for a period of forty (40) days from the date of such termination to purchase, and if such option is exercised, the terminated Management Shareholder may, but shall not be obligated to, sell all of the Stock held by such terminated Management Shareholder (the "Terminated Manager's Stock") on terms substantially identical to those set forth in Section 5(d) (other than subsection (iii) thereof) and at the price set forth in Section 5(c). If the employment of a Management Shareholder other than Scott Rifkin is terminated due to death or disability (as such terms are defined in such Management Shareholder's employment agreement), then such Management Shareholder's or such Management Shareholder's personal representative may, for a period of forty (40) days from the date of appointment of such personal representative or disability, as the case may be, offer to the remaining Management Shareholders the option to purchase, and if such option is exercised, the deceased or disabled Management Shareholder may, but shall not be obligated to, sell all of such Terminated Manager's Stock on terms substantially identical to those set forth in Section 5(d) (other than subsection (iii) thereof) and at the price set forth in Section 5(c). If all of the

Terminated Manager's Stock is not purchased by the remaining Management Shareholders, the Investment Shareholders shall have the option, upon such terminated Management Shareholder's request, to purchase, within sixty (60) days after the date of said termination, and such terminated Management Shareholder shall sell, all of the Terminated Manager's Stock at the price set forth in
Section 5(c), and upon the terms set forth in Section 5(d) hereof. If all of the Terminated Manager's Stock is not purchased by the remaining Management Shareholders and the Investment Shareholders, the Company shall, upon such terminated Management Shareholder's request, purchase, within ninety (90) days after the date of said termination, and such terminated Management Shareholder shall sell, all of the Terminated Manager's Stock at the price set forth in
Section 5(c), and upon the terms set forth in Section 5(d) hereof. Purchases by the remaining Management Shareholders or the Investment Shareholders shall be in such proportions as they shall agree or, if they cannot agree, in proportion to their ownership of outstanding Common Stock (on an as converted basis) other than the Stock of the terminated Management Shareholder.

                  (ii) Termination Under Other Circumstances. If the employment of a Management Shareholder other than Scott Rifkin is terminated by the Company for "cause" as contemplated by the Management Shareholder's employment agreement, or, if no such agreement is in effect, for "good cause" under applicable law, then the Company shall have the option (but not the obligation) to purchase, within ninety (90) days after the date of such termination, and, if such option is exercised, such Management Shareholder shall sell, all of the shares of Stock held by such Management Shareholder at a price equal to the lesser of such Management Shareholder's acquisition cost for his stock or $.01 per share, and upon the terms set forth in Section 5(d) hereof. If the employment of a Management Shareholder other than Scott Rifkin is terminated due to expiration of the term of his employment agreement, then the Company shall have the option (but not the obligation) to purchase, within 90 days after the date of such termination, and, if such option is exercised, such Management Shareholder shall sell, all of the shares of Stock held by such Management Shareholder at a price determined pursuant to Section 5(c) and upon the terms set forth in Section 5(d).

                  (iii) Change in Control. If the employment of a Management Shareholder other than Scott Rifkin is terminated by the Company without "cause" as contemplated in such Management Shareholder's employment agreement and there occurs a Change in Control within the first twelve (12) months following the date of such termination, the purchasers of his stock shall pay or cause to be paid to such terminated Management Shareholder (or to his heirs, legatees and/or guardians), in addition to the purchase price for such terminated Management Shareholder's Stock, the value of such terminated Management Shareholder's share of any consideration that would have been payable to such terminated Management Shareholder (less any such consideration actually received by such Management Shareholder as a result of a sale of his Stock, whether to another Management Shareholder, the Investment Shareholders, the Company or another person) upon, and as a result of, such a Change in Control of the Company within such twelve
(12) month period. Such payment shall be made when and as the Company or the Company's remaining Shareholders receive consideration as a result of such a Change in Control, and shall be paid by the purchasers based upon such terminated Management Shareholder's pro-rata equity interest in the Company at the time of termination. Any payment pursuant to this Section 5(a)(iii) as a result of a Change in Control may, at the purchaser's option, be made by delivery of any combination of cash, promissory notes with a term of not more than ten (10) years and interest at a rate calculated pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or an appropriate in-kind distribution of any consideration received by the Company or its Shareholders as a result of such Change in Control.

            (b) Termination of Employment of Rifkin.

                  (i) Termination of Employment for Good Cause. If the employment of Scott Rifkin (a "Terminated Senior Manager") with the Company is terminated by the Company for any of the specific reasons enumerated in the termination for "cause" provisions of Rifkin's employment agreement (or, if no such agreement is then in effect, for "good cause" under applicable law), then the Company shall have the option (but not the obligation) to purchase, within ninety (90) days after the date of termination, and, if such option is exercised, such Terminated Senior Manager shall sell, all of the Stock then registered in such Terminated Senior Manager's name or held, in trust or otherwise, for his benefit at the price and upon the terms provided in Sections 5(d) and 5(e) hereof. The Company may assign its rights under this Section 5(b)(i).

                  (ii) Death; Disability. Upon the Disability of Scott Rifkin (a "Disabled Shareholder"), or death of Scott Rifkin, and the appointment and qualification of his personal representative, for a period of sixty (60) days from the date of such appointment and qualification or Disability, as the case may be, such personal representative or such Disabled Shareholder, as the case may be, may offer to the other Management Shareholders and the Investment Shareholders the option to purchase (in such proportions as they shall agree upon, or if they cannot agree, in proportion to their respective ownership of outstanding Common Stock), all of the shares of Stock held by such personal representative, or Disabled Shareholder, on terms substantially identical to those set forth in Section 5(d) hereof (other than subsection (iii) thereof) and at a price determined in accordance with the terms of Section 5(c) hereof. If the option to purchase all of the shares of Stock so offered is not exercised or accepted within such sixty (60) day period, then such Disabled Shareholder or such personal representative, as the case may be, shall be entitled to sell, by providing written notice to the Company, and the Company shall be required to purchase upon receipt of such written notice, all or a portion of such shares of Stock held by the Disabled Shareholder or such personal representative as such number of shares set forth in such written notice, at the price and upon the terms provided in Sections 5(d) and 5(e) hereof. The Company may assign its rights under this Section 5(b)(ii).

                  (iii) Termination of Employment Under Other Circumstances. If Scott Rifkin's employment is terminated by the Company without "cause" as contemplated by his employment agreement (or if no such agreement is then in effect, without "good cause" under applicable law), then Rifkin shall be entitled to sell, by providing written notice to the Company, and the Company shall be required to purchase upon receipt of such written notice all or a portion of such shares of stock acquired by Rifkin and set forth in such written notice, at the price set forth in Section 5(c) and subject to the terms set forth in Section 5(d). If the employment of Rifkin is terminated due to expiration of the term of his employment agreement, then the Company shall have the option (but not the obligation) to purchase, within ninety (90) days after the date of such termination, and, if such option is exercised, and Rifkin shall sell, all of the shares of Stock held by Rifkin at a price determined pursuant to Section 5(c) and upon the terms set forth in
Section 5(d)

            (c) Purchase Price. With respect to purchases of Stock made pursuant to Sections 5(b)(i), the second sentence of 5(b)(ii), 5(c)(i), 5(c)(ii) and 5(c)(iii), if the purchaser of Stock hereunder, on the one hand, and the Transferring Shareholder, on the other hand, agree in writing as to the purchase price for such Stock, such agreed price shall be the purchase price for such Stock. If the purchase price of such Stock is not agreed upon (x) with respect to an event described in Sections 5(b)(i), the second sentence of 5(b)(ii) or 5(c)(i) within thirty (30) days from the date of such event and (y) with respect to an event described in Sections 5(c)(ii) and (iii), within thirty (30) days after the receipt of the notice required to be determined thereunder, then the purchase price of such Stock shall be its Fair Market Value. The Transferring Shareholder and the purchasers shall each pay one-half of all expenses incurred in connection with the determination of the Fair Market Value of Stock under this Section 5(c).

            (d) Payment of Purchase Price. The payment of any purchase price for Stock Transferred pursuant to this Section 5 hereof may be made on such terms as are agreed upon by the parties or, absent such agreement, as follows:

                  (i) Cash. (A) In the event of any Transfer pursuant to this
Section 5 (other than as a result of the death of a Management Shareholder), (1) if the Company is the purchaser, fifty percent (50%) of the total purchase price of the Stock shall be paid in cash by bank wire transfer by the Company on the Closing Date, and (2) if anyone other than the Company is the purchaser, the entire amount of the purchase price of the Stock shall be paid in cash by bank wire transfer by such purchaser(s) on the Closing Date, and (B) in the event of any Transfer as a result of the death of a Management Shareholder, the Company shall pay in cash by bank wire transfer on the Closing Date the greater of (1) the proceeds of any life insurance policy or policies purchased by the Company as contemplated by Section 5(e) (but not in excess of the purchase price to be paid by the Company pursuant to this Section 5), and excluding any key man life insurance proceeds purchased by the Company, and (2) fifty percent (50%) of the total purchase price to be paid by the Company with respect to the stock formerly held by such deceased Management Shareholder. Notwithstanding the foregoing, if the Company is a purchaser of Stock pursuant to this Section 5 but is prohibited by law and/or the Company By-laws to make all or any portion of any cash payment otherwise payable on the Closing Date with respect to the purchase of such Stock, the Company shall pay the maximum amount permitted by law and the Company's By-laws, if any, and the balance of such purchase price shall be made in accordance with Section 5(d)(ii).

                  (ii) Promissory Note. After payment in cash of the amount set forth in Section 5(d)(i), the balance of the purchase price to be paid by the Company pursuant to this Section 5 shall be represented by a promissory note of the Company (the "Note"), payable in five (5) equal annual installments of principal and interest, the first of which shall be due and payable on the first anniversary of delivery of the Note, and otherwise in form and substance satisfactory to the Company and the Transferring Shareholder or the representative thereof. Interest shall accrue on, and be payable with, the unpaid balance of the Note from the Closing Date at a rate equal to the applicable federal rate for long-term debt instruments under Code Section 1274(d)(1) in effect as of the Closing Date. As security for payment of the amounts due under the Note, the Company shall, to the extent provided by agreements and instruments to which the Company is a party, pledge to the Transferring Shareholder the Stock being purchased pursuant to this Section 5 until such time as all payments due thereunder have been paid in full; provided that such selling Shareholder shall not be entitled to exercise any voting or other rights with respect to such shares of Stock so long as the Company is not in default of any payment due under such Note.

                  (iii) Debt Due From Shareholder. Any debt due by a Transferring Shareholder to the Company shall be payable according to its terms, as shall any debt due by the Company to the Transferring Shareholder; provided, however, that regardless of the terms of any such debt due by the Shareholder to the Company, any cash payment due under Section 5(d)(i), as well as any insurance proceeds payable under Section 5(d)(i) with respect to the purchase of the Transferring Shareholder's Stock, shall be applied first, to offset any such indebtedness until all such indebtedness is fully discharged and, second, as payment of the purchase price for the Transferring Shareholder's Stock. The provisions of this subparagraph (iii) shall also apply to any purchases of Stock by the Company pursuant to Section 6 hereof.

                  (iv) Closing. The closing of a purchase and sale of Stock in accordance with this Section 5 (the "Closing"), unless otherwise provided herein or agreed to in writing by the purchaser(s) and the Transferring Shareholder, shall be held at the principal place of business of the Company (1) thirty (30) days after (x) with respect to any option to purchase such Stock pursuant to this Section 5, the later of (i) the date that the last applicable period for exercising an unexercised option to purchase has lapsed and (ii) the date an option to purchase is accepted or exercised, (y) in connection with the Disability of Scott Rifkin, the date of delivery of the notice required with respect thereto, and (2) with respect to the death of a Management Shareholder, ninety (90) days after the appointment and qualification of such deceased Management Shareholder's personal representative (collectively, the "Closing Date"); provided that if determination of a purchase price requires a determination of Fair Market Value, then the Closing Date shall not be later than 30 days after such determination. At the Closing, upon payment of the purchase price (including delivery of the Note), the certificates representing the Stock to be purchased and sold pursuant to this Section 5 shall be delivered by the Transferring Shareholder (or his personal or legal representatives, as the case may be) to the purchaser(s) appropriately free and clear of all liens and endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the selling Shareholder, all rights of the holder thereof hereunder with respect to said Stock (including, without limitation, voting rights) nonetheless shall cease and terminate without any further action by any Person.

            (e) Life Insurance. The Company, in its discretion, may purchase a life insurance policy on the life of each Management Shareholder in such amounts, if any, as the Board deems reasonable and appropriate. The Company shall be the owner and beneficiary of each such life insurance policy, and any proceeds received thereunder shall be held by the Company in trust for the purposes of satisfying the Company's obligations under this Section 5. Each Management Shareholder agrees to cooperate with the Company in obtaining, and in keeping in full force and effect, all such policies. The Company shall maintain each such insurance policy in full force and effect and shall not, without the prior written consent of the affected Management Shareholder, cancel any such policy or take or omit to take any action that might give rise to termination or cancellation thereof. The Company shall pay premiums on all such insurance policies as they become due. The Company may, when it deems appropriate, apply any dividends declared and paid on such policies to the payment of premiums. Notwithstanding the foregoing, the Company shall have no obligations under this Section 5(e) with respect to purchasing a life insurance policy covering the life of a Management Shareholder to the extent a Management Shareholder is either uninsurable or may not be insured as herein contemplated upon commercially reasonable terms. If a Management Shareholder transfers all of his Stock during his lifetime pursuant to this Section 5, or if this Agreement is terminated without being superseded by a similar agreement prior to such Management Shareholder's death, such Management Shareholder, or any designee of such Management Shareholder, shall have the right, during the sixty (60) day period beginning with the date of Transfer or termination of this Agreement, to purchase any life insurance policy insuring the life of such Management Shareholder owned by the Company by paying the Company an amount equal to the cash surrender value of such insurance policy (determined after payment of all policy loans incurred to pay premiums due thereunder and interest thereon) as of the date of purchase, plus the unearned portion of any premiums that shall have been paid thereon. Notwithstanding the provisions contained in Section 5(e) herein, any life insurance purchased by the Company pursuant to this Section 5(e) shall be separate and distinct from, and shall not include, any key man life insurance purchased by the Company.

            (f) Irrevocable Proxy. In order to ensure that the Company may lawfully effect the transactions contemplated by this Section 5, each Management Shareholder hereby irrevocably appoints the duly elected Secretary of the Company as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Voting Shares of the Company to approve each aspect of the transactions contemplated by this Section 5 and to take all such other actions as are necessary to enforce the rights of the Company under this Section 5. The proxies and powers granted by each Shareholder pursuant to this Section 5 are coupled with an interest and are given to secure the performance of the Shareholders' respective obligations under this Section
5. Such proxies and powers shall survive the death, incompetence and disability of each Shareholder.

      SECTION 6. Right of First Offer.

      In addition to and not in limitation of any other restrictions on Transfers of Stock contained in this Agreement, any Transfers of Stock by a Shareholder (other than an Investment Shareholder, unless such Transfer occurs prior to 90 days after the date hereof) shall be consummated only in accordance with the following procedures:

            (a) The Transferring Shareholder shall first deliver to the Company and each Major Shareholder other than the Transferring Shareholder and, if the Transferring Shareholder is a Management Shareholder, each other Management Shareholder (collectively, the "Offered Shareholders") a written notice (an "Offer Notice") that shall (i) state the Transferring Shareholder's intention to Transfer Stock to one or more Persons in a bona fide, arm's length transaction, the amount and type of Stock to be Transferred (the "Subject Stock"), the purchase price therefor (which shall be payable in cash) and a summary of the other material terms of the proposed Transfer and (ii) offer the Company and the Offered Shareholders the option to acquire all or a portion of such Subject Stock upon the terms and subject to the conditions of the proposed Transfer as set forth in the Offer Notice (the "Offer"). The Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Offer is accepted during such periods, until the consummation of the sale contemplated by the Offer).

            (b) The Company shall have the right and option, for a period of twenty (20) days after delivery of the Offer Notice (the "Company Acceptance Period"), to accept all or any part of the Subject Stock so offered at the cash purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Transferring Shareholder and each of the Offered Shareholders within the Company Acceptance Period specifying the maximum number of Shares the Company will purchase. The Transferring Shareholder (and its designees to the Board of Directors, as applicable) shall abstain from participating in any decision to be made by the Company pursuant to this Section 6(b).

            (c) If the Company shall fail to accept all of the Subject Stock offered pursuant to, or shall reject in writing, the Offer, then, upon the earlier of the expiration of the Company Acceptance Period or the giving of such written notice of rejection or failure to accept such Offer by the Company, each Offered Shareholder shall have the right and option, for a period of twenty (20) days (the "Shareholder Acceptance Period"), to accept all or any part of the Subject Stock not accepted by the Company at the cash purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Company and the Transferring Shareholder within the Shareholder Acceptance Period specifying the maximum number of shares such Offered Shareholder will purchase (the "First Offer Shares"). If, upon the expiration of the Shareholder Acceptance Period, the aggregate amount of First Offer Shares exceeds the amount of Subject Stock, the Subject Stock shall be allocated among the Offered Shareholders as follows: (i) first, each Offered Shareholder shall be entitled to purchase no more than its First Offer Percentage of Subject Stock; (ii) second, if any shares of Subject Stock have not been allocated for purchase pursuant to (i) above (the "Remaining Shares"), each Offered Shareholder (an "Oversubscribed Shareholder") that had offered to purchase a number of shares of Subject Stock in excess of the amount of stock allocated for purchase to it in accordance with previous allocations of such shares of Subject Stock, shall be entitled to purchase an amount of Remaining Shares equal to no more than its First Offer Percentage (treating only Oversubscribed Shareholders as Offered Shareholders for these purposes) of the Remaining Shares; and (iii) third, the process set forth in (ii) above shall be repeated with respect to any shares of Subject Stock not allocated for purchase until all shares of Subject Stock are allocated for purchase.

            (d) If effective acceptance shall not be received pursuant to Sections 6(b) and/or 6(c) above with respect to all of the Subject Stock offered for sale pursuant to the Offer Notice, then the Transferring Shareholder may Transfer all or any portion of the Stock so offered for sale and not so accepted at a cash price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Offer Notice at any time within ninety (90) days after the expiration of the Shareholder Acceptance Period (the "Sale Period"). In the event that all of the Stock is not sold by the Transferring Shareholder during the Sale Period, the right of the Transferring Shareholder to Transfer such Stock shall expire and the obligations of this
Section 6 shall be reinstated.

            (e) All Transfers of Subject Stock to the Company and/or the Offered Shareholders pursuant to this Section 6 shall be made free and clear of all liens (other than a lien to secure payment on the stock transferred if payment is in the form of a promissory note) and shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory business day within twenty (20) days after the expiration of the later of the Company Acceptance Period or the Shareholder Acceptance Period, as applicable or at such other time and/or place as the parties may agree. The delivery of certificates or other instruments evidencing such Subject Stock duly endorsed for Transfer shall be made on such date against payment of the purchase price for such Subject Stock.

            (f) The requirements of this Section 6 shall not apply to (i) any Transfer of Stock by a Shareholder to an Affiliate of such Shareholder; (ii) any Transfer of Stock pursuant to Sections 5 or 8 of this Agreement; or (iii) any Transfer of Stock pursuant to a Public Sale.

      SECTION 7. Tag-Along Rights.

      If a Shareholder or group of Shareholders (collectively, a "Seller") proposes to transfer, in a bona fide arms-length transaction or series of transactions to any third party or parties (a "Buyer"), other than pursuant to a registration statement under the Securities Act, shares of Common Stock which, together with all other shares of Common Stock sold or to be sold to such Buyer in such transaction or series of transactions, exceeds 33 1/3% of the outstanding Stock of the Company, the Seller shall so notify the remaining Shareholders (the "Tag-Along Sellers"), describing in such notification the material terms of such proposed sale. The Tag-Along Sellers shall have the option, exercisable by written notice to the Seller, within ten (10) business days after the Tag-Along Sellers give notice to the Seller of their intention to effect such sale, to require the Seller to provide as part of its proposed sale that the Tag-Along Sellers be given the right to participate, pro rata in proportion to the respective numbers of shares of Stock owned by the Seller and the Tag-Along Sellers, in such transaction or series of transactions on the same terms and conditions (including but not limited to obligations with respect to indemnification) as the Seller, and, if such option is exercised by the Tag-Along Seller, the Seller shall not proceed with such sale unless the Tag-Along Sellers who have exercised such option are given the right so to participate.

      SECTION 8. Issuance Rights.

      The Company shall not issue, sell or exchange, or agree to issue, sell or exchange (collectively, "Issue," and any issuance, sale or exchange resulting therefrom, an "Issuance") any shares of Stock (other than Excluded Securities), except as authorized by the Board and in accordance with the following procedures:

            (a) The Company shall deliver to Rifkin and the Investment Shareholders a written notice (an "Issuance Notice") that shall (i) state the Company's intention to Issue Stock to one or more Persons, the amount and type of Stock to be Issued (the "Issuance Stock"), the purchase price therefore and a summary of the other material terms of the proposed Issuance and (ii) offer Rifkin and the Investment Shareholders the option to acquire a share of the Issuance Stock in proportion to the respective Stock ownership of each of Rifkin and the Investment Shareholders (the "Issuance Offer"). The Issuance Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Issuance Offer is accepted during such periods, until the consummation of the Issuance contemplated by the Issuance Offer). Rifkin and the Investment Shareholders shall each have the right and option, for a period of thirty (30) days after delivery of the Issuance Notice (the "Issuance Acceptance Period"), to accept all or any part of the Issuance Offer at the purchase price and on the terms stated in the Issuance Notice (it being understood that the rights of Javelin, TD Capital and TD Origen under this Section may be allocated among such entities as such entities shall determine). Such acceptance shall be made by delivering a written notice to the Company within the Issuance Acceptance Period specifying the maximum number of shares of the Issuance Stock that will be purchased by Rifkin and the Investment Shareholders, as the case may be.

            (b) If effective acceptance shall not be received pursuant to
Section 8(a) above with respect to all of the Issuance Stock offered for sale pursuant to the Issuance Notice, then the Company may Issue all or any portion of such Stock so offered for sale and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Issuance Notice at any time within ninety (90) days after the expiration of the Issuance Acceptance Period (the "Issuance Period"). In the event that all of the Issuance Stock is not Issued by the Company during the Issuance Period, the right of the Company to Issue such unsold Issuance Stock shall expire and the obligations of this Section 8 shall be reinstated.

            (c) All sales of Issuance Stock to Rifkin and the Investment Shareholders subject to any Issuance Notice shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory business day within twenty (20) days after the expiration of the Issuance Acceptance Period or at such other time and/or place as the Company, Rifkin, and the Investment Shareholders may agree or as otherwise required by law. The delivery of certificates or other instruments evidencing such Issuance Stock shall be made by the Company on such date against payment of the purchase price for such Issuance Stock.

            (d) The provisions of this Section 8 shall not apply to (i) any Excluded Securities or (ii) any Issuance by the Company in connection with an IPO or any subsequent registered public offering of Stock or (iii) any issuance in connection with a merger or consolidation of the Company.

      SECTION 9. Holdback Agreement; Adjustments.

            (a) Each Shareholder hereby agrees that, for a period of duration specified by the Company and an underwriter of common stock or other securities of the Company (such period not to exceed 180 days) following the effective date of the first registration statement of the Company filed under the Securities Act which covers securities to be sold on the Company's behalf to the public in an underwritten offering, it shall not, to the extent requested by the Company and its underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except securities included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Stock of each Shareholder until the end of such period.

            (b) The Company shall take all reasonable steps necessary to effect a subdivision of shares if, with respect to any demand registration request under that certain Second Amended and Restated Registration Rights Agreement, dated the date hereof, as the same may be amended from time to time, in the reasonable judgment of the managing underwriter for the offering in respect of such demand registration, such subdivision would enhance the marketability of the securities proposed to be registered thereunder. Each Shareholder agrees to vote all of its shares of Stock in a manner, and to take all other actions necessary, to permit the Company to carry out the intent of the preceding sentence including, without limitation, voting in favor of an amendment to the Certificate of Incorporation in order to increase the number of authorized shares of capital stock of the Company.

      SECTION 10. Certain Covenants.

      The Company covenants and agrees that it will observe and perform the following covenants and provisions:

            10.1. Inspection.

            The Company will permit each Investment Shareholder or its representative, at such Investment Shareholder's expense, and examiners of the Small Business Administration (the "SBA") to visit and inspect the properties and assets of the Company, to examine its books of account and records, and to discuss the Company's affairs, finances and accounts with the Company's officers, senior management and accountants, all at such reasonable times as may be requested by such Investment Shareholder or the SBA. Each of the Investment Shareholders shall maintain the confidentiality of any confidential and proprietary information so obtained by it which is not otherwise available from other sources that are free from similar restrictions;

provided, however, that the foregoing shall in no way limit or otherwise restrict the ability of each Investment Shareholder or its authorized representatives to disclose any such information concerning the Company which it may be required to disclose (a) to its partners, board members or stockholders, to the extent required to satisfy its fiduciary obligations to such persons, or
(b) otherwise pursuant to or as required by law.

            10.2. Financial Statements.

            The Company will furnish or cause to be furnished to each
Shareholder:

            (a) Monthly Reports. Within 15 days after the end of each month, monthly financial statements (including a balance sheet and a statement of operations for the month and year-to-date, each in comparative form with the previous month) for the previous month (all prepared in accordance with generally accepted accounting principles consistently applied), with management's analysis of results, a comparison of such results to the Company's annual plan and the corresponding prior fiscal year period, and a statement of the Chief Financial Officer explaining any material differences from budget. The foregoing financial statements shall be certified by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that such statements fairly present the financial position and financial results of the Company for the fiscal period covered. In addition, if requested by any Investment Shareholder, the Company shall submit bi-weekly financial results to the Shareholders within five days following the end of each bi-weekly period.

            (b) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Company (i) the consolidated and consolidating balance sheets of the Company and its subsidiaries as at the end of such year, and (ii) the related consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of the Company's independent certified public accountants, which accountants shall be a nationally recognized accounting firm reasonably acceptable to the Investment Shareholders, and which opinion shall state that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards related to reporting.

            (c) Budget and Operating Forecast. For each fiscal year of the Company commencing with the fiscal year ending June 30, 2000, at least 30 days prior to the beginning of each fiscal year, a business plan, projections and monthly budget for the coming year, together with a capital expenditures budget, approved by the Company's Board of Directors; and such budget shall be accepted as the Company's budget for such fiscal year when it has been approved by a 66 2/3% vote of the Board of Directors. The approved budget shall be reviewed by the Company periodically and all necessary changes or revisions to such budget shall be resubmitted to the Board of Directors and shall be accepted when approved in accordance with, and the Company shall not make any such changes to the budget without such approval in accordance with, 66 2/3% approval of the Board of Directors. Prior to the date hereof, the Company has prepared and presented to the Investment Shareholders, and the Investment Shareholders have approved, the business plan, projections and monthly budget for the fiscal year ending June 30, 1999, together with a capital expenditures budget.

            (d) Termination of Certain Provisions. The provisions of paragraph
(a), (b) and (c) of this Section 10.2 shall terminate at the time the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934, as amended.

            (e) Auditor's Letters. Promptly following receipt by the Company, each audit response letter, accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company.

            (f) Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company as the Investment Shareholders reasonably may request including any information required for SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over any Investment Shareholder.

            (g) Economic Impact. Promptly after the end of each fiscal year (but in any event within sixty (60) days after December 31st of each year), the Company shall provide to the Investment Shareholders a written assessment, in form and substance satisfactory to the Investment Shareholders, of the economic impact of the financing by the Investment Shareholders under the Series A Securities Purchase Agreement and Series B Securities Purchase Agreement, specifying the full-time equivalent jobs created and retained, and the impact of the financing on the revenues and profits of the Company's business and on taxes paid by the Company and its employees.

            10.3. Use of Proceeds.

            The Company certifies that it will use the proceeds from the investment by the Investment Shareholders (the "Investment") for the purposes and in the amounts set forth on Schedule I attached to this Agreement. The Company will deliver to the Investment Shareholders from time to time promptly following any Investment Shareholder's request, a written report, certified as correct by the Company's chief financial officer, verifying the purposes and amounts for which proceeds from the Investment have been disbursed. The Company will supply to the Investment Shareholders such additional information and documents as any Investment Shareholder reasonably requests with respect to its use of proceeds and will permit the Investment Shareholders to have access to any and all Company records and information and personnel as any Investment Shareholder deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified on Schedule I.

            10.4. Information Covenant.

            Within sixty (60) days after the end of the fiscal year of the Company, the Company will furnish or cause to be furnished to the Investment Shareholders information required by the SBA concerning the economic impact of the Investment Shareholders' Investment, for (or as of the end of) each fiscal year, including but not limited to, information concerning full-time equivalent employees; Federal, state and local income taxes paid; gross revenue; source of revenue growth; after-tax profit or loss; and Federal, state and local income tax withholding. Such information shall be forwarded by the Company on a form provided by the Preferred Shareholder. The Company also will furnish or cause to be furnished to the Investment Shareholders such other information regarding the business, affairs and condition of the Company as any Investment Shareholder may from time to time reasonably request.

            10.5. Permitted Activities and Proceeds.

            So long as any Preferred Shareholder is a holder of Preferred Stock in the Company, or until such Preferred Shareholder waives its rights under this
Section 10.5:

            (a) Neither the Company nor any of its affiliates will engage in any activities or use directly or indirectly the proceeds from the Investment for any purpose for which a small business investment company is prohibited from providing funds by the Small Business Investment Company Act of 1958, as amended (the "SBIC Act"), including 13 C.F.R. ss.107. The general categories are (i) relenders or reinvestors, (ii) passive businesses, (iii) real estate businesses,
(iv) project financing, and (v) foreign investment.

            (b) Without obtaining the prior written approval of the Preferred Shareholders, the Company will not change within one (1) year of the date hereof the Company's business activity from that described on Schedule II to a business activity which a small business investment company is prohibited from providing funds by the SBIC Act. The Company agrees that any such changes in its business activity without such prior written consent of the Preferred Shareholders will constitute a material breach of the obligations of the Company under this Agreement and the financing documents for the Investment (an "Activity Event of Default"). If an Activity Event of Default occurs, each of the Preferred Shareholders has the right to demand immediate repayment of the securities evidencing the Investment, together with interest on the aggregate amount invested from the date of the closing to the date of repayment, and the Company will immediately make such payment within thirty (30) days of receipt of a demand. The payment remedy is in addition to any and all other rights and remedies against the Company and others to which the Preferred Shareholders may be entitled.

            10.6. Regulatory Compliance Cooperation.

            The Company agrees that the Preferred Shareholders and any SBA examiner shall have the rights of access and information specified in 13 C.F.R. ss.107.620 (and any successor provision).

            10.7. Management Rights.

            The Investment Shareholders shall be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with Investment Shareholders regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans. Each Investment Shareholder agrees, and any representative of such Investment Shareholder will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Agreement.

            10.8. System of Accounting.

            The Company shall maintain a system of accounting established and administered in accordance with generally accepted accounting principles.

            10.9. Board Observation Right.

            The Company shall invite a representative of the Preferred A Shareholders and a representative of GE as observers to attend all meeting of its Board in a nonvoting capacity. The members of the Board designated by the Preferred A Shareholders and GE may and, if no representative designated by any such person is then serving as a member of the Board, the Company shall, in that respect, give such observer representatives copies of all minutes, consents and other material that the Company provides to its directors; provided, however, that the Company reserves the right to exclude such observer representatives from access to any material or meeting or portion thereof if the Company believes on advice of counsel that such exclusion is reasonably necessary to preserve attorney client privilege, to protect highly confidential proprietary information or for other similar reasons. Such observer representatives may participate in discussions of matters brought to the Board. The Company shall not be obligated to pay the expenses of such observer representatives.

            10.10. Reservation of Conversion Stock.

            The Company will, upon any increase in the number of shares of Common Stock issuable upon conversion of the Preferred Stock and prior to the exercise of the warrants issued under the Series A Securities Purchase Agreement and the Series B Securities Purchase Agreement, reserve additional shares of Common Stock for issuance upon such conversion or exercise, so that the number of shares of Common Stock so authorized will not at any time be less than the number of such shares issuable upon such conversion or exercise and agree to vote their shares of Stock accordingly.

            10.11. Employee Confidentiality Agreements.

            The Company has executed agreements with its existing employees and will execute agreements with its future employees (other than clerical and other employees who will not have access to confidential information) which will preserve the Company's rights to conduct business including protection of trade secrets, confidentiality and, as appropriate, non-competition provisions to a form acceptable to the Investment Shareholders, without limiting the foregoing, the Company shall require the key employees engaged by it after the date hereof to enter into a non-disclosure, non-compete and proprietary information agreement in substantially the form of Schedule III hereto.

            10.12. Amendment of Employee Stock Option Plan.

            The Company has amended its directors, officers and employees stock option plan to increase the number of shares with respect to which options may be granted under the plan to 190,000 shares of Common Stock. Such plan is reasonably satisfactory to the member of the board of directors appointed by the Investment Shareholders. In general, vesting under the plan shall be no faster than ratably over three or four years, commencing on the first anniversary of either the grant of the option or, for certain existing employees, the date of the commencement of such employee's employment with the Company. Vesting of such options will accelerate upon a sale of 50% or more of total assets or voting shares of the Company, or a merger, consolidation or other similar corporate transaction other than one in which the existing shareholders of the Company continue to own 75% of the voting shares of the Company, but not upon a sale of securities of the Company pursuant to a public offering pursuant to an effective registration statement filed under the Securities Act. The specific terms of such plan, including the vesting schedule and options granted, have been approved by the compensation committee of the Board of Directors.

      SECTION 11. Conflicting Agreements.

      Each Shareholder represents and warrants that such Shareholder has not granted and is not a party to any proxy, Voting Agreement or other agreement that is inconsistent with or conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any Voting Agreement or other agreement that is inconsistent with or conflicts with any provision of this Agreement, except for the Voting Agreement.

      SECTION 12. Legend.

            (a) Each Shareholder and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Stock to bear a legend containing the following words:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY REFERRED TO AS THE "ACTS") AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACTS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND WITHOUT A VIEW TO DISTRIBUTION. THE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED EXCEPT
            (i) UPON REGISTRATION PURSUANT TO THE ACTS, (ii) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE RESPECTIVE REGISTRATION PROVISIONS OF THE ACTS, OR (iii) UPON RECEIPT BY THE ISSUER OF AN OPINION OF ACCEPTABLE COUNSEL THAT

            REGISTRATION UNDER THE ACTS, OR ANY OF THEM, IS NOT REQUIRED FOR SUCH RESALE."

            "IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND TO THE VOTING AGREEMENTS SET FORTH IN THE SHAREHOLDERS AND VOTING AGREEMENT DATED AS OF FEBRUARY 1, 1999, AS AMENDED, BY THE COMPANY AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

            (b) The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are Transferred in an IPO or (ii) when such shares are Transferred pursuant to Rule 144 under the Securities Act. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

      SECTION 13. Representations and Warranties.

      Each party hereto represents and warrants to the other parties hereto as follows:

            (i) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

            (ii) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

            (iii) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

            (iv) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

            (v) It is not a party to any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

      SECTION 14. Duration of Agreement.

      The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer is the beneficial owner of any shares of Stock. This Agreement shall terminate upon the consummation of a Qualified IPO, except that the provisions of Sections 9 and 12 shall survive until by their terms they are no longer operative.

      SECTION 15. Further Assurance.

      At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Each Shareholder who is a natural Person hereby agrees that he and/or his personal representative, and each trustee of any permitted trust hereunder, shall be bound to take any and all actions consistent with the intent and purposes of this Agreement.

      SECTION 16. Amendment and Waiver.

      Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Shareholder unless such modification, amendment or waiver is approved in writing by the Company, and by Rifkin and the Investment Shareholders so long as the Investment Shareholders and Rifkin and their respective Affiliates, collectively, hold, directly and indirectly, at least their respective Thresholds. Notwithstanding the foregoing, any amendment to Sections 4 or 6 hereof shall require approval in writing by the Company, Shareholders holding at least a majority of the outstanding Stock, and the Investment Shareholders and Rifkin and any amendment to Section 10 hereof shall require approval in writing by the Preferred Shareholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No person or entity may be added as a party to this Agreement without the approval of all of the parties hereto.

      SECTION 17. Severability.

      Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      SECTION 18. Entire Agreement.

      Except as otherwise expressly set forth herein, this document and the other documents dated the date hereof embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the term, hereof are inconsistent with the rights or obligations of any Shareholder under any other agreement with the Company, the terms of this Agreement shall govern.

      SECTION 19. Successors and Assigns.

      Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Shareholder and their respective successors, assigns, heirs and personal representatives, so long as they hold Stock. The personal representative of a deceased Shareholder shall automatically be subject to the terms and conditions of this Agreement. Each Management Shareholder shall promptly execute a will or codicil to his will authorizing and directing his personal representatives to perform all of his obligations under this Agreement, but the failure to execute such a will shall not affect the rights of the remaining Shareholders or the obligations of their personal representatives, heirs, descendants, or estates, as provided in this Agreement.

      SECTION 20. Counterparts.

      This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

      SECTION 21. Remedies.

      Each Shareholder shall be entitled to enforce its rights under this Agreement specifically to cover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

      SECTION 22. Notices.

      Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address set forth on the signature pages to this Agreement or to such other address and/or to the attention of such other person as the recipient party has specified by prior written notice to the Company. Notices shall be deemed to have been given hereunder when delivered personally, three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service, to the Company and the Shareholders at the addresses above written or other such address provided to the Company and Shareholders in accordance with the terms hereof.

      SECTION 23. Governing Law.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR ANY ACTION, PROCEEDING OR INVESTIGATION IN ANY COURT OR BEFORE ANY GOVERNMENTAL AUTHORITY ("LITIGATION") ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 24. Miscellaneous.

      The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      SECTION 25. Construction.

      Where specific language is used to clarify by example a general statement contained herein such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                            [SIGNATURES ON NEXT PAGE]

      IN WITNESS WHEREOF, the undersigned parties have executed this Second Amended and Restated Shareholders' and Voting Agreement as of the day and year first above written.

AMERICASDOCTOR.COM. INC.
11403 Cronridge Drive, Suite 200
Owings Mills, MD 21117
Attention:  Scott M. Rifkin, M.D.

By: /s/ Scott M. Rifkin, M.D.
   --------------------------------

Its: CEO


MEDICAL ADVISORY SYSTEMS, INC.
8050 Southern Maryland Boulevard
Owings, MD  20736
Attention:  Ron Pickett

By: /s/ Ron Pickett
   --------------------------------

Its: President


PREMIER RESEARCH WORLDWIDE, LTD.
30 South 17th Street
Philadelphia, PA  19103
Attention:  Joel Morganroth

By: /s/ Joel Morganroth
   --------------------------------

Its: CEO


TULLIS-DICKERSON CAPITAL FOCUS II, L.P.
One Greenwich Plaza, Third Floor
Greenwich, CT 06830
Attention:  Mr. Thomas P. Dickerson

By: Tullis-Dickerson Partners II, L.L.C.

     By: /s/ Thomas P. Dickerson
        -----------------------------

     Its:____________________________

/s/ Scott M. Rifkin, M.D.
-------------------------------------

Scott Rifkin
TD ORIGEN CAPITAL FUND, L.P.
150 Washington Avenue, Suite 201
Santa Fe, NM 87501
Attention:  J. Michael Schafer

By: TD II Regional Partners, Inc.,
    its general partner

      By: /s/ Thomas P. Dickerson
         --------------------------------------
            Thomas P. Dickerson, Vice President


TD JAVELIN CAPITAL FUND, L.P.
2850 Cahaba Road, Suite 240
Birmingham, AL 35223
Attention:  Lyle A. Hohnke

By: JVP, L.P., its general partner

      By: JVP, Inc., its general partner

      By: /s/ Thomas P. Dickerson
         --------------------------------------
         Thomas P. Dickerson, Vice President


GE CAPITAL EQUITY INVESTMENTS, INC.
120 Long Ridge Road
Stamford, CT 06927
Attention:  General Counsel

By: /s/ Richard J. Miller SVP
    --------------------------------------

For the purposes of Sections 4, 5, 6 and 7, each of the undersigned is hereby executing this Agreement.


THE WYNDHURST CAPITAL GROUP, LLC
575 South Charles Street, Suite 200
Baltimore, MD  21201
Attention:  Lewis Goodman

By: /s/ Lewis S. Goodman
    --------------------------------------

/s/ Allan Sanders
------------------------------------------
Allan Sanders

/s/ Laura Gill
------------------------------------------
Laura Gill


/s/ Jeffrey Lefko
------------------------------------------
Jeffrey Lefko

03/270988